Exhibit 99.1

Brookline Bancorp, Inc. Announces Delay in Reporting Q3 Earnings

BROOKLINE, Mass.--(BUSINESS WIRE)--October 19, 2011--Brookline Bancorp, Inc. (NASDAQ: BRKL) (the “Company”) announced today that it will delay its third quarter earnings release, expected to be reported today.

The release is being delayed to allow the Company additional time to finalize its results for the third quarter. In particular, the Company is reexamining certain booked entries that were made to correct differences between the Company’s underlying loan systems and the general ledger. The Company is engaged in a comprehensive review of its loan and general ledger technologies and its journal entries and its reconciliation processes to ensure the accuracy of its loan accounting systems and will announce third quarter earnings when this review is complete.

Paul A. Perrault, President and Chief Executive Officer of Brookline Bancorp, Inc., stated: “pending its completion, it is important to note that this review has not identified any information that would undermine the Company’s strong asset quality metrics, the reported value of its investment portfolio, or its favorable capital position. The Board of Directors took these factors into consideration in approving our regularly scheduled quarterly dividend at its meeting today.”

The Company announced the approval by the Board of Directors of a regular quarterly dividend of $0.085 per share payable on November 18, 2011 to stockholders of record on November 4, 2011.

About Brookline Bancorp, Inc.

Brookline Bancorp, Inc. (NASDAQ: BRKL) is headquartered in Brookline, Massachusetts and is the parent company of Brookline Bank and The First National Bank of Ipswich (FNBI). At offices located in Greater Boston and northeastern Massachusetts, both banks offer a full range of banking services to individuals, businesses and non-profit organizations, including deposit and lending services, residential mortgages and home equity lending, commercial and CRE lending, cash management, merchant services, and access to investment services. For more information go to www.brooklinebank.com.

Forward-Looking Statements

This press release contains statements about future events that constitute forward-looking statements. Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially. Factors that could cause such differences include, but are not limited to, unexpected results of the review referenced above, as well as general economic conditions, changes in interest rates, regulatory considerations, competition, failure to complete the proposed acquisition of Bancorp Rhode Island in a timely manner or at all, business disruptions due to the pendency of the transaction, and difficulties related to the integration of the businesses following the merger. For additional factors that may affect future results, please see the filings made by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K (as amended) for the year ended December 31, 2010, as supplemented by its Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

CONTACT:
For Brookline Bancorp, Inc.
Karen Schwartzman, 617-437-9990